UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12.

Panera Bread Company

(Exact name of registrant as specified in its charter)

Delaware	000-19253	04-2723701
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3630 South Geyer Road, Suite 100 St. Louis, MO	63127
(Address of Principal Executive Offices)	(Zip Code)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EXHIBIT INDEX

Exhibit 99.1         Panera Employee FAQ, sent April 6, 2017.

Exhibit 99.1

Panera—JAB Employee FAQ

1.	What was announced?

Panera and JAB announced that the companies have entered into a definitive agreement under which JAB will acquire Panera for $315 per share in cash, in a transaction valued at approximately $7.5 billion.

We expect the transaction will close in 3-4 months or during the third quarter of 2017, subject to approval by Panera shareholders, regulatory approvals and other customary closing conditions. Following completion of this transaction, Panera will be a privately held company, fully focused on executing our long-term strategy of becoming a better competitive alternative with expanded runways for growth.

By any measure, Panera has been one of the most successful restaurant companies in history, delivering a great experience for our guests, an amazing workplace for our associates and significant value for our shareholders. Our success for shareholders is the byproduct of our commitment to long-term decision making and operating in the interest of all of our stakeholders. We believe this transaction with JAB, a private investment holding company with an equally long-term perspective, as well as a deep commitment to our strategic plan, allows us to continue to focus on growing the business for the long-term and on serving our stakeholders.

2.	Who is JAB?

JAB is an investment holding company that invests in companies with premium brands, attractive growth and strong margin dynamics in the Consumer Goods category. JAB focuses on investing in businesses, which, like ours, have a loyal customer base, a strong sense of purpose and a unique place in the market – they currently hold controlling stakes in Stumptown Coffee Roasters, Keurig Green Mountain, Krispy Kreme Doughnuts and Peet’s Coffee & Tea, among others. They are known for taking a hands-off approach to their investments, with a focus on incentivizing management teams so that they can continue executing on successful business strategies.

Importantly, Panera and JAB share many of the same values – integrity, a focus on learning and a belief in ownership and accountability. JAB has expressed admiration of our strong business, support for the continued execution of our strategic transformation and deep respect for our employees, our most valuable asset.

3.	What does this mean for Panera as a company? Will we be independently managed?

It’s important to understand that today’s announcement is the first step in a process to finalize the transaction. JAB is highly supportive of management’s vision for the future and strategic plan and, going forward, everything will remain business as usual for all of us at Panera.

Following completion of this transaction, Panera will be a privately held company, fully focused on executing our long-term strategy of becoming a better competitive alternative with expanded runways for growth. We believe this transaction with JAB, a private investment holding company with an equally long-term perspective, as well as a deep commitment to our strategic plan, allows us to continue to focus on growing the business for the long-term and on serving our stakeholders.

4.	How will our guests and vendors be notified? What should I tell my guests / vendors? Will anything change about how we do business with our guests / vendors?

We have a communications plan in place to contact all of our key stakeholders and ensure they understand this transaction, our potential for the future, and our continued near-term competitive focus.

We’re excited about this transaction and we want our guests to be, too. You should tell them that it will remain business as usual at Panera and they should not experience any disruption as a result of the proposed change in Company ownership. If you receive any questions or concerns from your guests / vendors and are not sure how to address them, please contact your manager.

5.	What should I do if I get questions from the media or investors?

This announcement is likely to generate interest from the media and other external parties. As always, it is important for us to speak with one voice. Consistent with company policy, if you receive any calls from the media, please forward them to Jonathan Yohannan at Jonathan.Yohannan@panerabread.com, who will respond on the Company’s behalf. If you receive any calls from investors, please forward them to Steve West at Steve.West@panerabread.com.

6.	When will this transaction be complete?

We expect the transaction will close in 3-4 months or during the third quarter of 2017, following the approval of Panera shareholders and the satisfaction of customary closing conditions, including applicable regulatory approvals.

7.	Will this have any impact on my job? Do you expect any impact to our headcount?

The talent, expertise and passion that our employees have for our business are among the many reasons JAB was interested in acquiring Panera.

It’s important to understand that today’s announcement is the first step in a process to finalize the transaction. JAB is highly supportive of management’s vision for the future and strategic plan and, going forward, everything will remain business as usual for all of us at Panera.

We believe this transaction will benefit our employees, guests, franchisees vendors and shareholders. JAB is a partner that strongly believes in our business and supports our vision for the future. JAB has long admired our business and highly values our unique position in the restaurant industry, and recognizes that our people are the key to our success.

8.	Will any Panera location be closed or employees relocated as a result of this transaction?

Following the completion of the transaction, Panera will be privately held and continue to be operated independently by the Company’s management team. It’s important to understand that today’s announcement is the first step in a process to finalize the transaction. JAB is highly supportive of management’s vision for the future and strategic plan and, going forward, everything will remain business as usual for all of us at Panera.

9.	What are some of the differences in operating as a privately held company vs. a public company?

Becoming a private company means a company’s stock is no longer publicly traded. In this transaction, JAB has agreed to acquire all of the outstanding shares of Panera, and upon closing, our stock will cease to be traded on the Nasdaq. We have a proven strategic plan in place, and we are confident that JAB is a partner that will provide us with the flexibility and resources to reach even greater heights, while staying devoted to the things that mean most to us.

Following completion of this transaction, Panera will be fully focused on executing our long-term strategy of becoming a better competitive alternative with expanded runways for growth.

10.	Will this affect my compensation and benefits? What about our 401(k) plan?

In the merger agreement, JAB has agreed that during the year following the closing, employees will generally receive compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to employees immediately prior to the closing. No changes to your 401(k) plan are expected to occur at this time.

11.	What happens to my restricted stock, stock options and stock appreciation rights? What happens to my ESPP account?

At the closing of the merger, all restricted stock will vest and receive the same per share merger consideration as holders of common shares, and all stock options and stock appreciation rights will be converted into the right to receive a cash amount based on the spread between the per share merger consideration and the per share exercise price for such stock option or stock appreciation right.

For now, the current offering period under the ESPP will continue as previously planned. The merger agreement provides that no new offering periods will commence after the current offering period ends, and that, if the merger will close before the current offering period is scheduled to end, Panera will close the offering period prior to closing. The ESPP will terminate when the merger closes.

12.	What happens next?

We expect the transaction will close in 3-4 months or during the third quarter of 2017, subject to approval by Panera shareholders, regulatory approvals and other customary closing conditions. In general, becoming a privately owned company should have no effect on your day-to-day responsibilities. Simply put, it is business as usual for Panera.

Looking ahead, following the completion of the transaction, Panera will be privately held and continue to be operated independently by the Company’s management team. We will keep you informed on the progress we make as we move through the transaction process.

Additional Information and Where to Find It

This communication relates to the proposed merger involving Panera Bread Company (“Panera”) and JAB Holdings B.V., Rye Parent Corp. (“Rye Corp.”) and Rye Merger Sub, Inc. In connection with the proposed merger, Panera and Rye Corp. intend to file relevant materials with the Securities and Exchange Commission (the “SEC”), including Panera’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Panera may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF PANERA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov and Panera stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Panera.

Participants in the Solicitation

Panera, Rye Corp. and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Common Stock in respect of the proposed merger. Information about the directors and executive officers of Panera is set forth in the proxy statement for Panera’s 2016 Annual Meeting of stockholders, which was filed with the SEC on April 15, 2016, and in Panera’s Annual Report on Form 10-K for the fiscal year ended December 27, 2016, which was filed with the SEC on February 22, 2017. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, expressed or implied, regarding our anticipated growth, operating results, future earnings per share, plans, objectives, the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words “believe,” “positioned,” “estimate,” “project,” “target,” “plan,” “goal,” “assumption,” “continue,” “intend,” “expect,” “future,” “anticipate,” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to: the risk that Panera’s shareholders do not approve the merger; uncertainties as to the timing of the merger; the conditions to the completion of the merger may not be satisfied, or the regulatory approvals required for the merger may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the merger on Panera’s business relationships, operating results, and business generally; risks that the merger disrupts current plans and operations of Panera and potential difficulties in Panera’s employee retention as a result of the merger; risks related to diverting management’s attention from Panera’s ongoing business operations; the outcome of any legal proceedings that may be instituted against Panera related to the merger agreement or the merger; the amount of the costs, fees, expenses and other charges related to the merger; and other factors discussed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 27, 2016. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.